Exhibit 99.4

Schedule 4 — Reconciliation of cash flow from operations to Free Cash Flow and diluted shares outstanding calculated in accordance with GAAP to adjusted diluted shares outstanding and the calculation of Free Cash Flow per share

For the Quarter Ended March 31, 2003

amounts in millions
Cash flow from operations – GAAP	$88.8
Less capital expenditures for fixed assets and computer software	(2.5)

Free Cash Flow	$86.3

Diluted shares outstanding – GAAP	31.0
Additional diluted shares outstanding assuming Preferred Stock is converted to common stock	8.5

Diluted shares outstanding – as adjusted	39.5

Free Cash Flow per share	$2.18